Exhibit 99.1

                                   [LOGO] DEC
                              DEVINE ENTERTAINMENT
                                  CORPORATION

Devine Entertainment Completes Private Placement

Proceeds to Accelerate Company's High Growth Strategy Capitalizing on Opportunities in Worldwide Entertainment Marketplace

TORONTO--(BUSINESS WIRE)--Devine Entertainment Corporation (OTCBB:DVNNF - News), capitalizing on the burgeoning global demand for high quality film and television content, today announced that it has completed a private placement of 6,475,000 units to accelerate the Company's high-growth initiatives to generate revenue in North America, Europe and other international territories.

Each unit consists of one common share and one purchase warrant with a purchase price of CAN$0.10 per unit (all amounts in Canadian dollars). Each warrant is exercisable at any time on or prior to April 11, 2009, to acquire one common share at an exercise price of $0.10 per share. The proceeds of $647,500 are earmarked for investment in the development of the Company's new film and television production slate, the development of the Company's marketing and distribution activities and general working capital.

"We see the success of this private placement as a vote of confidence from our investors as Devine moves forward with plans to expand our production and distribution of award-winning television and film content through 2008 and 2009," said David Devine, President and Chief Executive Officer of Devine Entertainment. "Our recent progress attests to the strength and continuing potential of our business operations to capitalize on significant opportunities in the global entertainment marketplace."

Devine Entertainment recently announced an expanded distribution agreement with The Carrere Group of France to further capitalize on its film and television library in France and other French-speaking territories. The Company is also developing scripts for an anticipated second season of its new primetime series, "Across the River to Motor City." In addition, pre-sale commitments from broadcasters France 5, TPS Jeunesse and TVOntario are in place for the Company's approaching production of its new "Writers' Specials" series.

All units purchased in the private placement are restricted for a period of four months and one day in Canada until February 12, 2008, and for a period of one year in the United States until October 12, 2008.

Mr. Devine and Richard Mozer, Chief Financial Officer, participated in the private placement by subscribing for 750,000 units each, or 23% of the offering cumulatively, for their respective investment purposes. Mr. Devine and Mr. Mozer, who were beneficial owners of 5,670,545 and 5,186,445 shares of the Company, respectively, before the private placement are beneficial owners of 6,420,545 and 5,936,445 common shares of the Company after this investment. Mr. Devine's and Mr. Mozer's percentage holdings of the outstanding common shares of the Company of 14% and 13%, respectively, remain the same after the private placement.


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Revenue and Earnings Forecast

Devine recently announced revenue and earnings guidance for the first three quarters of calendar year 2007, projecting significant revenue growth of CAN $5.5 million, representing a 1600% increase over the $363,529 for the comparable period in 2006. The Company also projected earnings in excess of $1 million for the first three quarters of 2007, a significant increase over the $529,614 loss reported for the same period in 2006.

About Devine Entertainment

Devine Entertainment Corporation develops, creates, and produces award-winning television programming and feature films for worldwide distribution across multiple TV broadcast networks, cable and satellite networks, DVD and Internet markets. Specializing in cultural and educational programming as well as prime-time drama and comedy entertainment programming, the Company's titles have garnered more than 120 international film and television industry awards, including five Emmy and five Gemini Awards. The Company partners with leading international distributors, broadcasters and co-producers, such as Sony BMG, Rogers Media and The Carrere Group of France, to produce and distribute its award-winning film and television titles.

Among Devine's critically-acclaimed productions are its cultural and educational film series on history's landmark Composers', Inventors' and Artists', which have been broadcast in more than 50 countries. The Company continues to expand its proprietary library of high-quality film and television content. Among its general-audience primetime programming is the acclaimed one-hour mystery series, "Across the River to Motor City," delivered to broadcasters worldwide in 2007. Headquartered in Toronto, the Company's common shares trade on the NASD OTCBB market in the U.S. under the symbol DVNNF. The Company's corporate website is www.devine-ent.com.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/devine.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/devine/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/devine/factsheet.html.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the future performance of Devine Entertainment Corporation. Forward-looking statements, specifically those concerning future performance and the achievement of operating profitability are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include the market acceptance of the Company's products and services; competition within the film and entertainment industry and the


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introduction of new entrants and/or products in the Company's markets; adverse changes in governmental regulations and policies affecting the film and entertainment industry; product development risks and risks of technological change; the risk of unanticipated expenses; and other risks and uncertainties all as described in the disclosure documents filed with securities regulatory authorities in accordance with applicable securities laws. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements are made, no assurances can be given as to future results, levels of activity and achievements. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Contact:

Devine Entertainment Corporation
Arnold Tenney, Richard Mozer
416-364-2282, Toll-free: 877-338-4633
atenney@devine-ent.com
or
Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com